                                                                     EXHIBIT 2.2



                                  APPENDIX TO

                       SALES AGREEMENT CONCERNING SHARES
                       Dated January 16, 1998, as amended

                                    BETWEEN

               ULRICH SIGMUND, HENDRIK HORAK AND JORG RINGELBERG
                                 as the Seller

                                      AND

                     ERSTE CINCO VERMOGENSVERWALTUNGS GMBH
                                  as the Buyer

                                      AND

                         QUADRANT INTERNATIONAL, INC.,
                                  as QUADRANT



                         DATED: AS OF JANUARY 16, 1998

                               TABLE OF CONTENTS
                               -----------------

                                                                                    Page
                                                                                    ----
Section 1.     Consideration and Delivery.........................................    3
       1.1     Payment of Consideration...........................................    3
       1.2     Initial Payment Closing Date Deliveries............................    3

Section 2.     Representations and Warranties of the Shareholders.................    3
       2.1     VIONA..............................................................    4
       2.2     Subsidiaries, Partnerships, Joint Ventures.........................    4
       2.3     Authority Relative to Sales Agreement and Appendix.................    4
       2.4     Capitalization.....................................................    5
       2.5     Officers and Directors.............................................    5
       2.6     Financial Statements...............................................    5
       2.7     Borrowings and Guarantees..........................................    5
       2.8     Real Property......................................................    6
       2.9     Personal Property..................................................    6
       2.10    Leaseholds.........................................................    6
       2.11    Insurance..........................................................    6
       2.12    Intellectual Property..............................................    6
       2.13    Labor Matters......................................................    7
       2.14    Employee Benefits..................................................    7
       2.15    Material Contracts.................................................    7
       2.16    Compliance with Laws...............................................    8
       2.17    Tax Matters........................................................    8
       2.18    Conduct of Business................................................    9
       2.19    Bank Accounts......................................................   10
       2.20    Powers of Attorney.................................................   10
       2.21    Books of Account; Returns and Reports..............................   10
       2.22    Raw Materials......................................................   10
       2.23    Diligence Investigation............................................   10

Section 3.     Representations of QUADRANT and CINCO..............................   11
        3.1    Organization and Qualification.....................................   12
        3.2    QUADRANT Stock to be Delivered.....................................   12
        3.3    Financial Statements...............................................   12

Section 4.     Additional Agreements of the Parties...............................   12
        4.1    Consents...........................................................   12
        4.2    Maintain Subject Business as a Going Concern.......................   12
        4.3    Consent to Jurisdiction in Connection with Appendix................   13
        4.4    Stock Options and Capital Contributions............................   14
        4.5    Exchange Rate Guarantee............................................   14

Section 5.     Right to Investigate...............................................   14

Section 6.     Conditions to the Obligations of All Parties.......................   14

Section 7.     Conditions to the Obligations of QUADRANT and CINCO................   15
        7.1    Representations and Warranties.....................................   15
        7.2    Absence of Changes.................................................   15
        7.3    Consents...........................................................   15
        7.4    Approval of Legal Matters by Dunnington, Bartholow & Miller LLP....   16
        7.5    Legality; Litigation Affecting Initial Payment Closing.............   16
        7.6    Employment Agreements..............................................   16

Section 8.     Conditions to the Obligations of the Shareholders..................   16
        8.1    Corporate Authorization............................................   16
        8.2    Representations and Warranties.....................................   16
        8.3    Consents...........................................................   17
        8.4    Approval of Legal Matters by Counsel to the Shareholders and VIONA.   17
        8.5    Legality; Litigation Affecting Initial Payment Closing.............   17

Section 9.     Indemnification....................................................   17
        9.1    Indemnification by the Parties.....................................   17

Section 10.    Certain Covenants of the Parties...................................   18
       10.1    Separate Existence of VIONA........................................   18
       10.2    Location of VIONA Entity Office....................................   18
       10.3    Shareholders' Right to Co-Own the Intellectual Property............   18
       10.4    Full Time Effort by the Shareholders...............................   18

Section 11.    Termination, Amendment and Waiver..................................   19
       11.1    Termination........................................................   19
       11.2    Effect of Termination..............................................   19
       11.3    Amendment..........................................................   19
       11.4    Extension; Waiver..................................................   19
       11.5    Prior Agreement....................................................   19

Section 12.    Broker's and Finder's Fees.........................................   19

Section 13.    No Public Announcement.............................................   20

Section 14.    Notices............................................................   20

Section 15.    Interpretation.....................................................   20

Section 16.    Cooperation........................................................   21

Section 17.    Waiver, Discharge, Etc.............................................   21

Section 18.    Non-Competition....................................................   21

Section 19.    Miscellaneous......................................................   22

                        ANNEXES and EXHIBITS to APPENDIX
                        --------------------------------
                             DATED JANUARY 16, 1998
                             ----------------------

ANNEXES
-------

A         Required Consents and Approvals
B         List of Directors, Officers and Employees of VIONA
C         List of Borrowings and Guarantees
D         List of all Leases of Real Property and Personal Property
E         Description of Insurance Coverage
F         Intellectual Property
G         List of all Material Contracts, etc.
H         Bank Accounts


EXHIBITS
--------

1.        Form of Investment Representation Letter
2.        Form of Shareholders' Employment Agreement
3.        Form of Joinder to Shareholders Agreement
4.        Form of Stock Option Agreement

                          APPENDIX TO SALES AGREEMENT
                          DATED AS OF JANUARY 16, 1998

          THIS APPENDIX TO SALES AGREEMENT made and entered into as of January 16, 1998 (to be effective as of December 31, 1997) (the "Appendix"), between QUADRANT INTERNATIONAL, INC., a corporation organized under the laws of the Commonwealth of Pennsylvania ("QUADRANT"), ERSTE CINCO VERMOGENSVERWALTUNGS GmbH, a GmbH organized under the laws of the Federal Republic of Germany and a wholly-owned subsidiary of QUADRANT ("CINCO"), and Hendrik Horak, Jorg Ringelberg and Ulrich Sigmund, being the holders of all of the share capital (the "Shareholders" ) of VIONA DEVELOPMENT HARD & SOFTWARE ENGINEERING GmbH, a GmbH organized under the laws of the Federal Republic of Germany ("VIONA").

                             W I T N E S S E T H :

          WHEREAS, pursuant to a Sales Agreement Concerning Shares entered into and consummated on the date hereof (to be effective as of December 31, 1997) between the Shareholders, CINCO and QUADRANT and as amended March 23, 1998 (the "Sales Agreement"), CINCO acquired from the Shareholders all of the share capital (the "Shares") of VIONA on January 16, 1998 (the "Acquisition"); and

          WHEREAS, the Shareholders, CINCO and QUADRANT desire to set forth additional representations, warranties, agreements and conditions to the Sales Agreement and related Acquisition as set forth in, and required by, Section 9.2 of the Sales Agreement; and

          WHEREAS, the parties agree that this Appendix shall be attached to and become a part of the Sales Agreement but it is not intended to and shall not change any of the provisions of the Sales Agreement but rather serve to clarify and complement the Sales Agreement.

          NOW, THEREFORE, in consideration of the premises and the agreements, representations and warranties hereinafter set forth in this Appendix and the Annexes and Exhibits hereto, and other valuable consideration the receipt of which is hereby acknowledged, QUADRANT, CINCO and the Shareholders hereby further agree as follows:

          Section 1.  Consideration and Delivery.
                      -------------------------

          1.1  Payment of Consideration.  The payment of the consideration for
               ------------------------
the Acquisition shall be made on the dates and in the amounts as set forth in Schedule A to the Sales Agreement (the "Initial Payment Closing") which will be consummated no later than ten (10) days after the closing of a private placement, but in no event later than April 30, 1998. The date and time of the Initial Payment Closing is hereinafter called the "Initial Payment Closing Date". QUADRANT, CINCO and the Shareholders agree to use their best efforts to satisfy promptly all conditions to the respective obligations of the parties under this Appendix in order to consummate the Acquisition and the additional transactions required by this Appendix and the Annexes and Exhibits attached hereto on the date aforesaid, or, if the parties are unable after using such best efforts to close on such date, to close as soon thereafter as is reasonably practicable.

          1.2  Initial Payment Closing Date Deliveries.  (a)  On the Initial
               ---------------------------------------
Payment Closing Date, the Shareholders shall deliver (i) to CINCO evidence of the transfer of title to the Shares to CINCO effective the date hereof, accompanied by any requisite transfer tax stamps; (ii) to QUADRANT an Investment Representation Letter from each of the Shareholders substantially in the form of
Exhibit 1 hereto; (iii) to QUADRANT executed Employment Agreements between each of the Shareholders and VIONA in the form of Exhibit 2 hereto and evidence that Stefan Herr and Dietmar Heidrich have entered into employment agreements with VIONA in form satisfactory to QUADRANT; (iv) an executed copy of a Joinder to Shareholders' Agreement among the QUADRANT Shareholders from each of the Shareholders substantially in the form of Exhibit 3 hereto; and (v) QUADRANT and the recipients of the stock options pursuant to Section 4.4 shall execute and deliver Stock Option Agreements in substantially the form of Exhibit 4 hereto.

               (b) On the Initial Payment Closing Date, CINCO shall deliver or transfer the Cash Payment and Stock Payment as set forth on Schedule A to the Sales Agreement.

          Section 2.  Representations and Warranties of the Shareholders.
                      --------------------------------------------------

           The Shareholders, jointly and severally, represent and warrant to, and agree with QUADRANT and CINCO as follows:

          2.1  VIONA.  VIONA is a GmbH duly organized, validly existing and in
               -----
good standing under the laws of the Federal Republic of Germany, has the power to own and lease its properties and to carry on its business as now being conducted and is not required to qualify to do business in any other jurisdiction. The Shareholders have caused to be delivered to QUADRANT, true and complete copies of the charter documents and by-laws, or other constituent documents of VIONA as in effect on the date hereof which instruments will not be amended except as contemplated by the Sales Agreement or this Appendix, or required by law.

          2.2  Subsidiaries, Partnerships, Joint Ventures.  VIONA does not have
               ------------------------------------------
any equity or other proprietary interest in any corporation, partnership, joint venture or other business entity.

          2.3  Authority Relative to Sales Agreement and Appendix.  Each
               --------------------------------------------------
Shareholder has the capacity, full legal right, power and authority to enter into the Sales Agreement and this Appendix, and each of the Sales Agreement and this Appendix is binding upon, and enforceable against, each of the Shareholders in accordance with its terms, and no further action by the Shareholders, except for the appearance before a German Notary on the date hereof to approve the Sales Agreement, is required in order to consummate the within transactions. The transfer to CINCO of the Shares contemplated by the Sales Agreement shall vest in CINCO legal title to the Shares free and clear from all mortgages, liens, claims and other encumbrances whatsoever. None of the execution and delivery of the Sales Agreement and this Appendix by the Shareholders, consummation by the Shareholders of the transactions contemplated hereby, or compliance by the Shareholders with the terms and provisions of the Sales Agreement and this Appendix, will conflict with, violate or result in a breach of any of the terms, conditions or provisions of VIONA's Articles of Association or by-laws, or of any statute, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority to which VIONA is subject. The consummation of the transactions contemplated by the Sales Agreement and this Appendix will not result in the breach of any agreement, contract or commitment of VIONA, or constitute a material default thereunder, or give to others any rights of termination, cancellation or acceleration thereunder, other than as set forth on Annex A, nor will any indenture, instrument, agreement, contract or commitment to which VIONA is a party be violated or breached so as to prevent such consummation. No authorization, consent or approval of, or filing with, any public body or authority is or will be necessary for the execution, delivery or performance of the Sales Agreement or this Appendix by the Shareholders or the consummation by the Shareholders of the transactions contemplated by the Sales Agreement or this Appendix, except as may be set forth on Annex A.

          2.4  Capitalization.  The total authorized share capital of VIONA
               --------------
consists solely of DM 52,500, and all of such share capital is validly issued and outstanding, fully paid and nonassessable. There are not any subscriptions, options, calls or other agreements, commitments or demands of any character, obligating VIONA to issue any share capital or securities convertible into share capital of VIONA or which restrict the transfer of the share capital currently held by the Shareholders.

          2.5  Officers and Directors.  Annex B contains a list of the
               ----------------------
directors, officers and employees of VIONA. VIONA has heretofore furnished to QUADRANT a list setting forth the rates of compensation being paid by VIONA to each such director, officer and employee, and the term of office of each if not terminable at will by VIONA's Board of Directors.

          2.6  Financial Statements.  Since the date of the financial statements
               --------------------
referred to in Section 5.1 of the Sales Agreement, there has not been any materially adverse change in the financial condition, assets or properties, operations or business including any damage or destruction of property by fire or other casualty, whether or not covered by insurance, or any conduct of business other than in ordinary course, with respect to VIONA.

          2.7  Borrowings and Guarantees.  Annex C lists all notes, mortgages,
               -------------------------
indentures and other obligations and agreements and other instruments for or relating to any lending or borrowing (including assumed debt) in excess of $10,000 effected by VIONA or to which VIONA is a party or to which any of its properties or assets is subject. Except as disclosed in Annex C, VIONA is not directly or indirectly liable upon or with respect to any other debt or obligation relating to any lending or borrowing, except (i) as made in the ordinary course of business or (ii) as does not exceed $25,000 in the aggregate. The Shareholders have furnished QUADRANT true and complete copies of each document referred to in Annex C.

          2.8  Real Property.   VIONA does not own any real property.
               -------------

          2.9  Personal Property.  The personal property of VIONA is not subject
               -----------------
to any liens, encumbrances or imperfections of title (except for liens for current taxes not yet payable) which either have not been reflected or reserved for on the books and records of VIONA or which would reduce the book value of such properties to less than that reflected on such books and records.

          2.10 Leaseholds.  Annex D lists all leases or agreements under which
               ----------
VIONA is lessee of or holds any real property, or is the lessee of or holds any personal property, where the annual rental payable is in excess of $25,000 per year, or where, in the case of real property, the term extends beyond one year. Except as set forth on Annex D, each of the leases listed on Annex D is, to the best knowledge of VIONA, valid and enforceable, VIONA has not received any notice of default by it under the terms of any such instrument, which default remains uncured as of the date hereof, and VIONA is not in material default under the terms of any such instrument.

          2.11 Insurance.  Annex E lists all policies of insurance covering
               ---------
VIONA, any of VIONA's properties and the directors and officers of VIONA, (specifying the insurer, amount of coverage, type of insurance, policy number). Any pending claims against or by VIONA which are material to VIONA are listed in Annex E. True copies of all such policies have been delivered to QUADRANT. Such policies are in amounts which are deemed to be adequate by the Shareholders, provide coverage in accordance with industry norms, and will be maintained in effect through the Initial Payment Closing Date. All of the policies listed on Annex E are currently in effect and there has not been any failure to give any notice or to present any claim under any insurance policy in due and timely fashion which claim is material to VIONA.

          2.12 Intellectual Property.  Annex F lists all patent, trademark and
               ---------------------
copyright registrations (registered or common law) and applications owned by VIONA, and all of the products and technology produced by VIONA (the "intellectual property").

          The Shareholders represent and warrant that: (i) all of the intellectual property listed on Annex F is presently existing and has not been abandoned; (ii) all of the intellectual property created by or for VIONA as set forth on Annex F was developed and executed by VIONA employees as consultants bound by written work made for hire agreements and assignment agreements providing for VIONA's proprietary ownership of the respective intellectual property set forth; (iii) no other firm, corporation, association or person has
(a) the right to use any such intellectual property in commerce on the products on which they are now being used either in identical form thereof or in such near resemblance thereof as to be likely, when applied to the goods of any such person, to cause confusion or to cause mistake or to deceive, (b) claimed any ownership or right to use such intellectual property; or (c) is infringing upon any such intellectual property in any material way; and (iv) VIONA has not received any form of notice that any such intellectual property is alleged to be invalid or to infringe upon the rights of any other person. Notwithstanding the provisions of Section 2.12(i) through (iv), the Shareholders acknowledge and agree that VIONA and QUADRANT have been sharing the right to use, develop, license and sell the intellectual property (ownership right) and shall continue to share this right to the intellectual property as listed on Annex F.

          2.13  Labor Matters.  VIONA is not a member of an association of
                -------------
employers. The Shareholders are not aware of any notice having been received by VIONA of any unresolved violation or alleged violation of any law or regulation relating to civil or human rights or employment laws generally.

          2.14  Employee Benefits.  VIONA does not have any employee benefits
                -----------------
other than optional Christmas and holiday payments, the benefits listed on Annex E for Messrs. Sigmund, Horak and Ringelberg (a copy of these contracts have been delivered to QUADRANT) and those benefits required by German law.

          2.15  Material Contracts.  Except as set forth in Annex G or elsewhere
                ------------------
in this Appendix or any Annex hereto, VIONA is not a party to any (a) contract with any director, officer or employee of VIONA, or any member of his or her family or any entity affiliated with any such person; (b) consulting agreement (requiring payments in excess of $10,000 per year or aggregate payments in excess of $25,000); (c) agreement (requiring total payments in excess of

$50,000) for the construction of plants or facilities or associated architectural, engineering or other related services; (d) distributor, dealer, manufacturer's representative, sales agency or advertising agency contract which is not terminable on 90 days' (or less) notice without premium or penalty; (e) joint venture contracts or any other agreement involving the sharing of profits;
(f) license or distributor agreements; (g) material permits, licenses or approvals (other than qualification to do business) issued by any governmental authority or agency; (h) material contracts terminable by the other party thereto upon a change of control of VIONA; or (i) other contracts, agreements or arrangements, entered into other than in the ordinary course of business, involving an estimated total payment or payments in excess of $50,000. True and correct copies of each contract or agreement listed on Annex G have been delivered to QUADRANT.

          Except as set forth in Annex G, all contracts, agreements, plans and arrangements listed on Annex G are in full force and effect and, to the best knowledge of the Shareholders, are without any default by any party thereto.

          2.16  Compliance with Laws.  References is made to Section 5.6 of the
                --------------------
Sales Agreement. In addition, VIONA has not been notified by any regulatory authority that it is in violation of any statute, ordinance, regulation or order which have application to its business, and the Shareholders are not aware of any violation of any such law, ordinance, regulation or order which would result in any loss or expense which would be material to VIONA. All material licenses and permits necessary for the conduct of the business of VIONA consistent with past practices are in force and effect. No unresolved violations are or have been recorded in respect of any such license or permit of VIONA and no proceeding is pending or threatened to revoke or limit any such license or permit. There are no inspection reports or similar communications issued or released by any governmental authority relating to the business or properties of VIONA, and which asserts a deficiency not yet corrected or a matter still in dispute, which deficiency or matter is material to VIONA.

          2.17  Tax Matters.  All taxes assessed by any governmental authority
                -----------
have been fairly reflected on the books of VIONA in accordance with generally accepted accounting practices consistently applied, and the required tax returns have been filed or legal extensions of time for filing have been obtained. No taxing authorities have asserted any unresolved deficiencies with respect to tax liabilities.

          2.18  Conduct of Business.  Since January 1, 1997, VIONA has not done
                -------------------
or agreed to do any of the following, other than as set forth in the Annexes hereto or as permitted or contemplated by the Sales Agreement or this Appendix:
(a) issue any share capital, notes, or other corporate securities or debt instruments, or grant any options, warrants or other rights calling for the issue thereof; (b) incur, assume, guarantee, or become subject to, or surety on, any indebtedness or obligation relating to any lending or borrowing or any other liability or commitment except current liabilities and commitments incurred in the ordinary course of business; (c) pay any obligation or liability other than, in the ordinary course of business; (d) declare or make any payment of dividends or distributions of any assets of any kind whatsoever to shareholders or purchase or redeem any of its share capital; (e) purchase or lease any real property; (f) mortgage, pledge or subject to lien, charge or any other encumbrance any of its assets, tangible or intangible; (g) enter into any transaction other than in the ordinary course of business; (h) increase the rate of regular or special compensation payable to or to become payable by it to any of its officers, employees, consultants, or agents over the rate being paid them at January 1, 1997, other than normal merit increases, or pay any severance or termination pay to any officer, employee or consultant other than pursuant to its normal business practice; (i) make any increase in any bonus, insurance, pension or other employee benefit plan payments or arrangements made to, for or with any officers or employees; (j) introduce any new or materially changed method of management, operation or accounting in respect of its business or any of the assets, properties or rights applicable thereto; (k) conduct its business other than in the ordinary course consistent with past practice; or (1) enter into any contract, agreement or other instrument (including amendments) of the type specified in Section 2.15 hereof; (m) merge or consolidate with any other corporation or similar entity or sell all or substantially all of its assets and business or acquire all or substantially all of the stock or business or assets of any other person, firm, association, corporation or business organization, or agree to do any of the foregoing; (n) sell, assign or transfer any patents, trademarks, trade names, copyrights, or other material intangible assets; (o) waive any right of material value; or (p) make any change in its Articles of Association or other governing instruments.

          Except as contemplated by the Sales Agreement and this Appendix, between the date hereof and the Initial Payment Closing Date, VIONA will not, without prior disclosure to and written consent of QUADRANT, do any of the things listed in the preceding paragraph. Notwithstanding the provisions of this
Section 2.18, the Shareholders have informed QUADRANT that in 1997 partnership interests in VIONA of one percent (1%) were bought back by VIONA for DM 500.00 and with respect to a capital appreciation the partnership interests in VIONA were each increased to DM 17,500.00, for a total capital contribution of DM 52,500.00. In addition, the power of attorney held by Mr. Thomas Pfrengle, who resigned as fully authorized officer getting a severance payment of DM 95,000.00, was withdrawn. Furthermore, notwithstanding the provisions of this
Section 2.18, the Shareholders have informed QUADRANT that they have passed a Shareholders' Agreement concerning declaration of dividends for the year 1996 and concerning establishing of accruals.

          2.19  Bank Accounts.  Annex H contains a complete list of all bank
                -------------
accounts maintained by VIONA and all persons entitled to draw thereon. The Shareholders have delivered to QUADRANT a complete list of safe deposit boxes listing all persons with access thereto.

          2.20  Powers of Attorney.  The Shareholders have delivered to QUADRANT
                ------------------
a complete list of all persons holding powers of attorney from VIONA, together with copies of such powers of attorney, including the Power of Attorney held by Johannes Breh of the law firm of Honold & Partner to legally represent VIONA.

          2.21  Books of Account; Returns and Reports.  The books of account of
                -------------------------------------
VIONA reflect its significant items of income and expense, and its significant assets, liabilities and accruals.

          2.22  Raw Materials.  VIONA is not experiencing any interruption in
                -------------
the supply of raw materials which has had or threatens to have any material adverse effect on the business of VIONA.

          2.23  Diligence Investigation.  The Shareholders have made a diligent
                -----------------------
effort in the Annexes to this Appendix and in meetings with representatives of QUADRANT and in other materials delivered to QUADRANT to communicate to QUADRANT all information (other than information generally known in the industry) which the Shareholders believe would materially adversely affect the business of VIONA. No annex, exhibit or other information furnished by the Shareholders to QUADRANT in connection with the Sales Agreement or this Appendix contains any untrue statement of a material fact or omits a material fact which thereby in light of the circumstances in which it was made, or omitted, could mislead QUADRANT or its representatives.

          Section 3.  Representations of QUADRANT and CINCO.
                      -------------------------------------

           QUADRANT and CINCO represent and warrant to, and agree with, the Shareholders as follows:

          3.1  Organization and Qualification.  QUADRANT is a corporation duly
               ------------------------------
organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and CINCO is a GmbH duly organized, validly existing and in good standing under the laws of the Federal Republic of Germany, and each has all requisite corporate power and authority to enter into and carry out its obligations under the Sales Agreement and this Appendix and the Sales Agreement and this Appendix constitute binding obligations of each of QUADRANT and CINCO enforceable against them according to its terms, except as may be limited by laws of general application. The execution and delivery of the Sales Agreement and this Appendix and the consummation of the transactions contemplated thereby and hereby have been duly authorized by the Board of Directors of QUADRANT and all necessary corporate action on behalf of CINCO has been taken and no other corporate proceedings on the part of either QUADRANT or CINCO (including shareholder action) are necessary to authorize the Sales Agreement and this Appendix and the transactions contemplated thereby and hereby. None of the execution and delivery of the Sales Agreement and this Appendix by QUADRANT and CINCO, consummation by QUADRANT and CINCO of the transactions contemplated thereby and hereby or compliance by QUADRANT and CINCO with the terms and provisions thereof and hereof, will conflict with or result in the breach of any of the terms, conditions or provisions of the Certificate of Incorporation or By-Laws of QUADRANT, or the Article of Association and other corporate documents of CINCO, or of any statute, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority to which QUADRANT or CINCO is subject or of any agreement, contract or commitment which is material to the business or properties of QUADRANT or CINCO, or constitute a material default thereunder, or give to others any material rights of termination, cancellation or acceleration thereunder. No authorization, consent or approval of, or filing with, any public body or authority is necessary for the consummation by CINCO and QUADRANT of the transactions contemplated by the Sales Agreement and this Appendix, except as may be set forth on Annex A.

          3.2  QUADRANT Stock to be Delivered. The shares of QUADRANT Common
               ------------------------------
Stock which are to be delivered by CINCO pursuant to Schedule A of the Sales Agreement will be, when so delivered, validly authorized, duly issued, fully paid and nonassessable.

          3.3  Financial Statements.  QUADRANT has furnished to the Shareholders
               --------------------
audited financial statements for the years ended December 31, 1995 and 1996 and unaudited monthly financial statements for the period January 1, 1997 through November 30, 1997. Such financial statements fairly present the financial condition at the dates of the Balance Sheets and the results of operations of QUADRANT for the periods indicated. Since November 30, 1997 there has been no material adverse change in the business or financial condition of QUADRANT.

          Section 4.  Additional Agreements of the Parties.
                      ------------------------------------

          4.1  Consents.  The Shareholders agree to use their best efforts to
               --------
obtain, prior to the Initial Payment Closing Date, any required consents to the consummation of the transactions contemplated by the Sales Agreement or this Appendix, in form and substance satisfactory to QUADRANT, CINCO and their counsel.

          4.2  Maintain Subject Business as a Going Concern. Prior to the
               --------------------------------------------
Initial Payment Closing Date, the Shareholders, working with QUADRANT and CINCO, shall use their best efforts to cause VIONA to maintain its assets, properties and business in accordance with past practices and sound business judgment and to preserve the goodwill of the suppliers, employees, customers and others having business relations with VIONA.

          4.3  Consent to Jurisdiction in Connection with Appendix. (a) To the
               ---------------------------------------------------
extent that German law does not imperatively govern the Sales Agreement and this Appendix, each of the Shareholders hereby irrevocably submits to the jurisdiction of any state or federal court sitting in the Borough of Manhattan, City and State of New York for purposes of any suit, action or proceeding arising out of or related to the provisions of this Appendix and the Annexes and Exhibits hereto. Nothing contained in this Section 4.3 shall conflict with or supersede the provisions of Section 10.4 of the Sales Agreement which shall be applicable to the terms of the Sales Agreement as well as those terms of the Appendix repeating and/or explaining and/or detailing and/or executing terms and conditions of the Sales Agreement. Each of the Shareholders hereby irrevocably waives, to the fullest extent permitted by law, any objection which he may have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum as it relates to issues arising under this Appendix. Each of the Shareholders also agrees that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon him and may be enforced in any court, to the jurisdiction of which he is subject, by a suit upon such judgment; provided, however, that service of process is effected upon him in the manner specified herein.

          (b) Each of the Shareholders agree that service of all writs, claims, process and summonses in any suit, action or proceeding described above against him in the State of New York may be made upon Corporation Service Company, 80 State Street, Albany, NY 12207-2543 (the "Process Agent"), and each of the Shareholders irrevocably appoints the Process Agent as his agent and true and lawful attorney-in-fact in his name, place and stead to accept such service of any and all such writs, claims, process and summonses, and agrees that the failure of the Process Agent to give any notice to him of any such service of process shall not impair or affect the validity of such service or of any judgment based thereon. Each of the Shareholders agrees to maintain for a period of three (3) years after the Initial Payment Date an agent with offices in New York to act as his Process Agent. According to Section 10.1 of the Sales Agreement, the costs of the Process Agent shall be borne by QUADRANT. Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

          4.4  Stock Options and Capital Contributions. QUADRANT agrees to issue
               ---------------------------------------
to employees of VIONA, as agreed to between QUADRANT and the Shareholders, options to purchase 4,700,000 shares of QUADRANT's Common Stock (all such options to be at an exercise price of $.25 per share), to be evidenced by Stock Option Agreements in the form of Exhibit 4. QUADRANT further agrees to make a capital contribution to VIONA to the total amount of $1,000,000.00, payable in two installments to the amount of $500,000.00 each no later than April 30, 1998 and September 30, 1998. Such capital contributions will be applied to the benefit plan established on behalf of the VIONA employees.

          4.5  Exchange Rate Guarantee. Quadrant guarantees that the cash
               -----------------------
payment in the amount of $ 850,000.00 according to Schedule A of the Sales Agreement will be at an exchange rate of DEM 2.00 per USD $1.00.

          Section 5.  Right to Investigate. After the date hereof, and at all
                      --------------------
times prior to the Initial Payment Closing Date, the Shareholders shall afford to representatives of QUADRANT and CINCO, reasonable access to the offices, plants, properties, books, contracts and records of VIONA during normal business hours, in order that QUADRANT may have full opportunity to make such investigations as it desires of the affairs and assets of VIONA. In the event of termination of the Sales Agreement and this Appendix QUADRANT shall, at the request of the Shareholders, deliver to VIONA all documents, work papers and other material obtained by QUADRANT and CINCO, or on their behalf, from VIONA and all copies thereof, whether so obtained before or after the execution of the Sales Agreement and this Appendix, and shall not themselves use directly or indirectly or through any subsidiary, any confidential information so obtained, or otherwise obtained from VIONA hereunder or in connection herewith (unless such information is generally known in the industry or was acquired by QUADRANT or CINCO prior to receipt thereof from VIONA or was acquired after the date hereof from a third party having a bona fide right to provide the same to QUADRANT or CINCO), and shall endeavor to have all such information kept confidential and not used in any manner.

          Section 6.  Conditions to the Obligations of All Parties. The
                      --------------------------------------------
obligations of each of the parties hereto are subject to the conditions that:

          (a) At the Initial Payment Closing Date, no bona fide suit, action, investigation or other proceeding will have been instituted (or will be threatened) by any governmental agency of the United States or Germany in which it is sought to restrain, prohibit, invalidate or set aside the transactions contemplated by the Sales Agreement and this Appendix; and

          (b) QUADRANT shall have raised additional equity of at least $ 15,000,000.00 through a private placement being managed by Lehman Brothers (the "Private Placement").

          Section 7.  Conditions to the Obligations of QUADRANT and CINCO.
                      ---------------------------------------------------
The obligations of QUADRANT and CINCO are subject to the conditions that:

          7.1  Representations and Warranties.  The representations and
               ------------------------------
warranties of the Shareholders contained in the Sales Agreement and this Appendix will have been true and correct in all material respects when made and, in addition, will be true and correct in all material respects at and as of the Initial Payment Closing Date, except for representations and warranties which refer to a specific date or dates other than the Initial Payment Closing Date (which will be true and correct in all material respects at such date or dates) and except for changes contemplated and permitted by this Appendix with the same force and effect as if made at and as of the Initial Payment Closing Date, and the Shareholders will have performed or complied in all material respect with all terms, agreements, covenants and conditions required by this Appendix to be performed by them on or prior to the Initial Payment Closing Date. QUADRANT and CINCO will have received a certificate, dated the Initial Payment Closing Date and executed by the Shareholders, to the effect that the foregoing conditions have been satisfied.

          7.2  Absence of Changes.  During the period from December 31, 1997 to
               ------------------
the Initial Payment Closing Date, there will not have been any material adverse loss of or damage to the properties, financial condition, results of operations or assets of VIONA. Prior to the Initial Payment Closing Date, the Shareholders agree to advise QUADRANT of any such loss or damage which has such a material adverse effect.

          7.3  Consents.  On or prior to the Initial Payment Closing Date, the
               --------
consents on Annex A will have been obtained in a manner satisfactory in form and substance to QUADRANT and CINCO and their counsel.

          7.4  Approval of Legal Matters by Dunnington, Bartholow & Miller LLP.
               ---------------------------------------------------------------
All legal matters relating to the transactions contemplated by this Appendix and the Initial Payment Closing shall be approved on behalf of QUADRANT and CINCO by Dunnington, Bartholow & Miller LLP, which approval shall not be unreasonably withheld, and there shall have been furnished to such counsel by VIONA such information and certificates as they may reasonably have requested for such purpose.

          7.5  Legality; Litigation Affecting Initial Payment Closing.  There
               ------------------------------------------------------
shall exist no applicable law, rule, regulation, order, judgment or injunction the effect of which is to prohibit consummation of the transaction contemplated by the Sales Agreement or this Appendix. No suit, action, or other proceeding shall be pending or actually threatened before any court or governmental agency in which any United States or German governmental authority seeks to restrain or prohibit the consummation of the transactions contemplated thereby or hereby, and no investigation that might eventuate in any such suit, action or proceeding shall be pending or threatened.

          7.6  Employment Agreements. The Employment Agreements required by
               ---------------------
Section 1.2(a) will have been executed and delivered by the Shareholders and other employees.

          Section 8.  Conditions to the Obligations of the Shareholders. The
                      -------------------------------------------------
obligations of the Shareholders are subject to the conditions that:

          8.1  Corporate Authorization. On or before the Initial Payment Closing
               -----------------------
Date, QUADRANT and CINCO will have furnished to the Shareholders a copy certified by their respective Secretaries of resolutions duly adopted by the Board of Directors or Shareholders of QUADRANT and CINCO that constitutes all necessary corporate authorization for the consummation by CINCO and QUADRANT of the transactions contemplated by the Sales Agreement and this Appendix.

          8.2  Representations and Warranties. The representations and
               ------------------------------
warranties of QUADRANT and CINCO contained in the Sales Agreement and this Appendix will have been true and correct in all material respects when made and, in addition, will be true and correct in all material respects at and as of the Initial Payment Closing Date, except for representations and warranties which refer to a specified date or dates other than the Initial Payment Closing Date

(which will be true and correct in all material respects at such date or dates) and except for changes expressly permitted by the Sales Agreement and this Appendix or otherwise occurring in the ordinary course of business (except to the extent expressly limited in this Appendix), with the same force and effect as if made at and as of the Initial Payment Closing Date and QUADRANT and CINCO will have performed or complied in all material respects with all terms, agreements and covenants and conditions required by this Appendix to be performed by them on or prior to the Initial Payment Closing Date. The Shareholders will have received a certificate, dated the Initial Payment Closing Date and executed on behalf of each of QUADRANT and CINCO, to the effect that the foregoing conditions have been satisfied.

          8.3  Consents.  On or prior to the Initial Payment Closing Date, the
               --------
Shareholders shall have obtained the consents, in form and substance satisfactory to their counsel, which are listed on Annex A.

          8.4  Approval of Legal Matters by Counsel to the Shareholders and
               ------------------------------------------------------------
VIONA. All legal matters relating to the transactions contemplated by the Sales
-----
Agreement and this Appendix and the Initial Payment Closing shall be approved on behalf of the Shareholders by Rae. Honold & Partner which approval shall not be unreasonably withheld, and there shall have been furnished to such counsel by QUADRANT and CINCO such information and certificates as they may reasonably have requested for such purpose.

          8.5  Legality; Litigation Affecting Initial Payment Closing.  There
               ------------------------------------------------------
shall exist no applicable law, rule, regulation, order, judgment or injunction the effect of which is to prohibit consummation of the transactions contemplated by the Sales Agreement and this Appendix. No suit, action, or other proceeding shall be pending or actually threatened before any court or governmental agency in which any United States or German governmental authority seeks to restrain or prohibit the consummation of the transactions contemplated thereby or hereby, and no investigation that might eventuate in any such suit, action or proceeding shall be pending or threatened.

          Section 9.  Indemnification.
                      ---------------

          9.1  Indemnification by the Parties. Reference is made to Section 6 of
               ------------------------------
the Sales Agreement. In addition the Shareholders and QUADRANT (including CINCO) each hereby agree to indemnify the other and their respective directors, officers, agents and employees, and to hold each of them harmless from and against any losses, claims, damages or liabilities, joint or several, to which they, or any of them, may become subject insofar as such losses, claims, damages or liabilities arise out of or are based upon the Shareholders' or QUADRANT's breach of or failure to perform any representation, warranty, covenant, term or condition of the Sales Agreement or this Appendix; provided, however, the indemnification provided for in this Section 9.1 shall terminate three (3) years after the Initial Payment Closing Date except for the representation by the Shareholders contained in Section 2.3 of this Appendix, which shall continue without time limitation. This Section 9.1 is explicitly agreed to be subject to German Law.

          Section 10.  Certain Covenants of the Parties.
                       --------------------------------

          10.1  Separate Existence of VIONA. QUADRANT covenants and agrees with
                ---------------------------
the Shareholders that so long as none of the Shareholders has voluntarily terminated his employment with VIONA prior to the third anniversary of the Initial Payment Closing Date (except due to death or disability), it will cause VIONA to be maintained as a separate, wholly-owned affiliated entity of QUADRANT, or any successor to QUADRANT, (the "VIONA Entity") from and after the Initial Payment Closing Date for a minimum of three (3) years. During such three
(3) year period QUADRANT agrees to provide funds to the VIONA Entity of at least $90,000 per month to cover salaries of the Shareholders and the employees assigned to the VIONA Entity and the costs associated with the continuing development of all PC-Convergence products for QUADRANT as the Shareholders, through VIONA, have been doing.

          10.2  Location of VIONA Entity Office. For at least a three (3) year
                -------------------------------
period after the Initial Payment Closing Date, QUADRANT covenants and agrees that the VIONA Entity's office shall not be moved from its present location in Karlsruhe, Germany, without the written consent of the Shareholders.

          10.3  Full Time Effort by the Shareholders. From and after the Initial
                ------------------------------------
Payment Closing Date, the Shareholders covenant and agree with QUADRANT that they will diligently devote their full time attention and efforts toward maintaining and improving the VIONA Business as being run through the VIONA Entity. The Shareholders agree to keep the Board of

Directors and management of QUADRANT fully informed on a regular basis as to the VIONA Business as continued to be managed and run by them.

          Section 11.  Termination, Amendment and Waiver.
                       ---------------------------------

          11.1  Termination. This Appendix may be terminated at any time prior
                -----------
to the Initial Payment Closing Date:

          (a)  by mutual consent of the Shareholders, QUADRANT and CINCO; or

          (b) by QUADRANT and CINCO if the Private Placement has not been consummated by April 30, 1998.

          11.2  Effect of Termination. In the event of any termination of this
                ---------------------
Appendix pursuant to the terms hereof, none of the parties to this Appendix will have any liability to the others except for any willful breach of any of the provisions of this Appendix.

          11.3  Amendment. This Appendix may not be amended except by an
                ---------
instrument in writing signed on behalf of each of the parties hereto.

          11.4  Extension; Waiver. The parties hereto may (i) extend the time
                -----------------
for the performance of any of the obligations or other acts of the other parties hereto, or (ii) waive any inaccuracies in the representations and warranties.

          11.5  Prior Agreement.  QUADRANT and the Shareholders acknowledge that
                ---------------
they had previously entered into an agreement pursuant to which QUADRANT inter alia was to acquire part of the share capital of VIONA and VIONA was to acquire shares of Common Stock of QUADRANT (stock-swap). QUADRANT and the Shareholders acknowledge that the foregoing stock-swap was never consummated and that the Sales Agreement and this Appendix and the transactions contemplated thereby or hereby are in full and complete satisfaction of all prior agreements relating to this matter.

          Section 12.  Broker's and Finder's Fees. The Shareholders represent
                       --------------------------
and warrant that no broker or finder is entitled to any brokerage or finder's fee or other commission or fee from the Shareholders based upon arrangements made by or on behalf of the Shareholders with respect to the transactions contemplated by the Sales Agreement and this Appendix. QUADRANT and CINCO represent and warrant that no broker or finder is entitled to any brokerage or finder's fee or other commission or fee from QUADRANT or CINCO based upon arrangements made by or on behalf of QUADRANT or CINCO with respect to the transactions contemplated by the Sales Agreement and this Appendix.

          Section 13.  No Public Announcement.  Neither the Shareholders,
                       ----------------------
QUADRANT nor CINCO shall, without the approval of the other parties, make any press release or other public announcement concerning the transactions contemplated by this Appendix, except as and to the extent that either party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

          Section 14.  Notices. All notices and other communications hereunder
                       -------
will be in writing and will be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses, or at such other address for a party as may be specified by like notice:

          (a) if to the Shareholders, to Viona Development Hard & Software Engineering, GmbH, Karlstr. 27, D-76133, Karlsruhe, Germany, Attention Jorg Ringelberg, Principal, with a copy to Rae. Honold & partner, Mr. Johannes Breh, Postfach 21 06 51, D-76156 Karlsruhe; and

          (b) if to QUADRANT and CINCO, to Quadrant International, Inc., 269 Great Valley Parkway, Malvern, PA 19355, Attention Francis E. Wilde, President, with a copy to Dunnington, Bartholow & Miller LLP, 666 Third Avenue, New York, NY 10017, Attention Robert T. Lincoln, Esq.

          Section 15.  Interpretation. Unless otherwise specified, all
                       --------------
references to Articles, Sections, Exhibits or Annexes herein are references to Articles, Sections, Exhibits or Annexes hereof or hereto. The headings contained in this Appendix are for reference purposes only and will not affect in any way the meaning or interpretation of this Appendix.

          Section 16.  Cooperation. Each of the parties hereto shall cooperate
                       -----------
with the others in every way in carrying out the transactions contemplated herein, and delivering instruments to perfect the conveyances, assignments and transfers contemplated herein, and in delivering all documents and instruments deemed reasonably necessary or useful by counsel for any party hereto. The parties hereto agree with each other that subsequent to the Initial Payment Closing Date they will grant to each other and their agents access during normal business hours, upon reasonable notice, to any books and records relating to the operation of VIONA prior to the Initial Payment Closing Date by the Shareholders or after the Initial Payment Closing Date by QUADRANT, CINCO or their affiliates, and such access is shown to be needed for tax, accounting or other reasonable purposes.

          Section 17.  Waiver, Discharge, Etc. This Appendix may not be
                       ----------------------
released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties hereto or by their duly authorized officers or representatives. The failure of any party hereto to enforce at any time any of the provisions of this Appendix shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Appendix or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Appendix shall be held to be a waiver of any other or subsequent breach. The illegality or partial illegality of any provision of this Appendix in any country shall not affect the validity of this Appendix or any provision hereof in any other country.

          Section 18.  Non-Competition. Except as may otherwise be agreed by
                       ---------------
the parties, especially in any employment agreement, and except as contemplated by the Sales Agreement and this Appendix, the Shareholders agree that until January 31, 2001, neither they nor any business entity controlled by them, will directly or indirectly, in the United States or Germany engage in the business of manufacturing or marketing the products based on the intellectual property described on Annex F or any products substantially similar thereto so long as VIONA, QUADRANT or CINCO or any successor to QUADRANT's business shall engage in such activity in such location.

          Section 19.  Miscellaneous. The Sales Agreement and this Appendix
                       -------------
(including the Exhibits, Schedules, Annexes, documents and instruments referred to herein) (a) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise; and (d) except as provided in Section
10.4 of the Sales Agreement and Section 4.3 of this Appendix, and except as explicitly set forth in any Section of this Appendix, shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York.

          This Appendix exists in both an English and a German version. For the purposes of interpreting this Appendix, the English version takes precedence.

          This Appendix may be executed in two or more counterparts which together will constitute a single agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Appendix to Sales Agreement as of the day and year first above written.

THE SHAREHOLDERS                   ERSTE CINCO VERMOGENSVERWALTUNGS GmbH

/s/ Hendrik Horak                  By  /s/ Jason Liu
------------------------------     ------------------------------------
Hendrik Horak                      Jason Liu, Managing Director

/s/ Jorg Ringelberg                QUADRANT INTERNATIONAL, INC.
------------------------------
Jorg Ringelberg

/s/ Ulrich Sigmund                 By  /s/ Francis E. Wilde
------------------------------     ------------------------------------
Ulrich Sigmund                     Francis E. Wilde, President